FOR IMMEDIATE RELEASE
Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Liz Saghi (805) 967-0161

LANDEC ELECTS NICK TOMPKINS AS CHAIRMAN OF THE BOARD OF
APIO AND RON MIDYETT PROMOTED TO APIO CEO

MENLO PARK, CA – January 7, 2008 — Landec Corporation (Nasdaq: LNDC), today announced that Nicholas Tompkins, a member of Landec’s Board of Directors, has been elected as Chairman of the Board of Apio, Inc., Landec’s wholly-owned food technology subsidiary. Landec also announced that Ron Midyett, a 20-year veteran in the produce industry, has been promoted to Chief Executive Officer of Apio, a role previously held by Mr. Tompkins.

“Ron possesses 20 years of technology and operations experience in the produce industry with nearly three years as Apio’s Chief Operating Officer. Ron’s focus at Apio is on integrating technology, operations, marketing and sales to advance and lead Apio’s future growth,” said Nick Tompkins, Chairman of the Board of Apio.

Gary Steele, Chairman and CEO of Landec commented, “We have a strong senior leadership team in Ron Midyett and Nick Tompkins that will continue to profitably grow Landec’s food business based on innovation, quality and key partner relationships.”

Ron Midyett, 42, joined Apio in May 2005 as Chief Operating Officer. Prior to joining Apio, Mr. Midyett was Senior Vice President of Operations for Dole Fresh Vegetables.

Nick Tompkins, as the newly elected Chairman of the Board of Apio, will continue to focus on Apio’s strategic growth opportunities, including new business and partner development. In addition, Mr. Tompkins remains a valued member of Landec’s Board of Directors.

About Apio, Inc.

Apio was founded in 1979 by Nick Tompkins and is headquartered in Guadalupe, California. Apio, a wholly-owned subsidiary of Landec, markets a complete line of fresh-cut vegetable products using Landec’s proprietary BreatheWay® specialty packaging under the Eat Smart® Brand. The proprietary BreatheWay packaging technology provides a unique optimal atmosphere within the package to extend the shelf life and preserve the freshness of the produce. In addition, Apio provides its BreatheWay packaging to strategic partners in select areas of perishable produce.

In 2004, Apio entered into an exclusive agreement with Chiquita Brands International, Inc. to supply Chiquita with BreatheWay proprietary banana packaging technology on a worldwide basis for the ripening, conservation and shelf-life extension of bananas. In 2005, Apio formed the Apio Packaging group to commercialize BreatheWay packaging solutions with partners for additional applications.

About Landec Corporation

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its patented Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.